                              CERTIFICATE OF AMENDMENT
                                         TO
                                CERTIFICATE OF TRUST
                                         OF
                              DYNEGY CAPITAL TRUST II


     This Certificate of Amendment, dated September 27, 1999 is being duly executed and filed by Bank One Trust Company, NA, a national banking association, with the Secretary of State of the State of Delaware for the purpose of amending the Certificate of Trust of Dynegy Capital Trust II pursuant to the Delaware Business Trust Act, 12 Del. C. Sections 3801 et seq. (the "Act").

     The undersigned hereby certifies as follows:

     1. Name. The name of the business trust is "Dynegy Capital Trust II" (the "Trust").

     2. Delaware Trustee. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

          Bank One Delaware, Inc.
          3 Christiana Center
          201 North Walnut Street
          Wilmington, Delaware 19801-2920

     3. Effectiveness. This Certificate of Amendment shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the day and year first above written.


                                   BANK ONE TRUST COMPANY, NA,
                                   as a trustee of Dynegy Capital Trust II

                                   By:  /s/ John R. Prendiville
                                      --------------------------------
                                   Name:  John R. Prendiville
                                   Title: Vice President